Exhibit 10.2

SUPER MICRO COMPUTER, INC.
NONQUALIFIED STOCK OPTION AWARD AGREEMENT
Super Micro Computer, Inc., a Delaware corporation (the “Company”) has granted to the Grantee named in the Notice of Grant of Performance-Based Stock Option (the “Notice”) to which this Nonqualified Stock Option Award Agreement (the “Agreement”) is attached an award consisting of Option Rights to purchase shares of Common Stock (the “Option”) subject to the terms and conditions set forth in the Notice and this Agreement. The award has been granted pursuant to and shall in all respects be subject to the terms and conditions of the Super Micro Computer, Inc. 2020 Equity and Incentive Compensation Plan (the “Plan”).
1.    Grant of Option. Subject to the terms and conditions of the Plan and the terms and conditions hereinafter set forth, pursuant to authorization under resolutions of the Committee, the Company hereby confirms to the Grantee the grant of the Option covering the number of shares of Common Stock set forth in the Notice, at the designated Option Exercise Price set forth in the Notice, which represents at least the Market Value per Share on the Date of Grant, as set forth in the Notice. The Option is not an Incentive Stock Option. The Option shall expire on the Expiration Date set forth in the Notice.
2.    Vesting of Option. The Option (unless terminated as hereinafter provided) shall be exercisable in accordance with the vesting provisions set forth in the Notice. Shares of Common Stock scheduled to vest upon the occurrence of a certain condition will not vest in accordance with any of the provisions of this Agreement unless the Grantee has served continuously as the Chief Executive Officer of the Company (or in such other position with the Company or a Subsidiary as the Grantee and the Board may agree from time to time) from the Date of Grant until the date such vesting occurs.
3.    Termination of the Option. The Option shall terminate and may no longer be exercised after the first to occur of (a) the close of business on the Expiration Date, or (b) the close of business on the last date for exercising the Option following termination of the Grantee’s Service as described in Section 4; provided, however, the Option may be subject to earlier termination as provided for in the Notice.
4.    Effect of Termination of Service. In addition to the specific (and potentially earlier) termination and expiration provisions set forth in the Notice, the following termination and expiration provisions shall apply.
(a)    Option Exercisability. Any unvested portion of the Option shall terminate immediately upon the Grantee’s termination of Service. Any vested portion of the Option may be exercised by the Grantee (or the Grantee’s guardian, legal representative, or estate, as applicable) after the Grantee’s termination of Service for any reason at any time prior to the first anniversary of the date on which the Grantee’s Service terminated, but in any event no later than the Expiration Date.

(b)    Extension if Exercise Prevented by Law. Notwithstanding the foregoing, if the exercise of the Option within the applicable time period set forth in Section 4(a) is prevented by the provisions of Section 11, the Option shall remain exercisable until the later of (i) six (6) months after the date such exercise first would no longer be prevented by such provisions, or (ii) the end of the applicable time period under Section 4(a), but in any event no later than the Expiration Date. In addition, if, during the 60-day period prior to the Expiration Date, the Company does not have on file an effective registration statement under Form S-8, then the Grantee shall have the ability to “net exercise” the Option as described in Section 6(b)(i)(b)(ii) without regard to any Committee discretion or limitations provided in Section 6(b).
5.    Effect of Change in Control. In the event of a Change in Control, subject to approval by the Committee, the surviving, continuing, successor, or purchasing entity or parent thereof, as the case may be (the “Acquiror”), may, without the consent of the Grantee, assume or continue in full force and effect the Company’s rights and obligations under all or any portion of the Option or substitute for all or any portion of the Option a substantially equivalent option with respect to the Acquiror’s stock. For purposes of this Section, the Option or any portion thereof shall be deemed assumed if, following the Change in Control, the Option confers the right to receive, subject to the terms and conditions of this Agreement, for each share of Common Stock subject to such portion of the Option immediately prior to the Change in Control, the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a share of Common Stock on the effective date of the Change in Control was entitled (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock).
6.    Exercise and Payment of Option.
(a)    Method of Exercise. To the extent exercisable, the Option may be exercised in whole or in part from time to time and shall be settled in shares of Common Stock by the Grantee giving electronic or written notice to the Company in a form authorized by the Company (the “Exercise Notice”). An electronic Exercise Notice must be digitally signed or authenticated by the Grantee in such manner as required by the Exercise Notice and transmitted to the Company or an authorized representative of the Company (including a third-party administrator designated by the Company). In the event that the Grantee is not authorized or is unable to provide an electronic Exercise Notice, the Option shall be exercised by a written Exercise Notice addressed to the Company, which shall be signed by the Grantee and delivered in person, by certified or registered mail, return receipt requested, by confirmed facsimile transmission, or by such other means as the Company may permit, to the Company, or an authorized representative of the Company (including a third-party administrator designated by the Company). Each Exercise Notice, whether electronic or written, must state the Grantee’s election to exercise the Option and the number of whole shares of Common Stock for which the Option is being exercised. Further, each Exercise Notice must be received by the Company prior to the termination of the Option as set forth in Section 3 and must be accompanied by full payment of the aggregate Option Exercise Price for the number of shares of Common Stock being purchased. The Option shall be deemed to be exercised upon receipt by the Company of such electronic or written Exercise Notice and the aggregate Option Exercise Price.
(b)    Payment of Option Exercise Price.
(i)    Forms of Consideration Authorized. Except as otherwise provided below, the Option Exercise Price shall be payable (a) in cash or by check acceptable to the Company or by wire transfer of immediately available funds; (b) if permitted by the Company and subject to the limitations set forth in Section 6(b)(ii), (i) by the actual or constructive transfer to the Company of shares of Common Stock owned by the Grantee having a value at the time of exercise equal to the Option Exercise Price, (ii) by a “net exercise” method as described in the Plan, or (iii) from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the Common Stock acquired upon exercise of the Option; (c) by a combination of such methods of payment; or (d) by such other methods as may be approved by the Committee.
(ii)    Limitations on Forms of Consideration. The Company reserves, at any and all times, the right, in the Company’s sole and absolute discretion, to establish, decline to approve or terminate any program or procedure providing for payment of the Option Exercise Price through any of the means described in Section 6(b)(i)(b) above, including with respect to the Grantee notwithstanding that such program or procedures may be available to others; provided, however, that the Company shall provide at least thirty (30) days’ advance notice to the Grantee in the event the Company decides to exercise such discretion in a manner that restricts or limits the Grantee’s possible methods for paying the Option Exercise Price; provided, further, that if an Acquiror in a Change of Control decides not to assume the Option, then the Grantee shall have the ability to “net exercise” the Option in connection with or following the consummation of such Change of Control without regard to any Committee discretion or limitations provided in this Section 6(b)(ii).
7.    Option Not Transferable. Subject to Section 15 of the Plan, the Option is not transferable by the Grantee other than by will or the laws of descent and distribution, and in no event shall this award be transferred for value. Following the death of the Grantee, the Option, to the extent provided in Section 4, may be exercised by the Grantee’s legal representative or by any person empowered to do so under the deceased Grantee’s will or under the then applicable laws of descent and distribution.
8.    No Dividends or Dividend Equivalents, No Rights as Stockholder. The Grantee shall not be entitled to dividends or dividend equivalents with respect to the Option or the shares of Common Stock underlying the Option. The Grantee will not have any rights as a stockholder with respect to the Common Stock subject to the Option prior to the date the Option (or a portion thereof) has been exercised.

9.    Adjustments. The number and kind of shares of Common Stock covered by the Option and the other terms and conditions of the grant evidenced by this Agreement are subject to mandatory adjustment as provided in Section 11 of the Plan.
10.    Tax Matters.
(a)    If the Company is required to withhold federal, state, local or other national taxes or other amounts in connection with the Grantee’s right to receive Common Stock under this Agreement, it shall be a condition to the receipt of any such Common Stock (or the realization of any other benefit provided for under this Agreement) that the Grantee timely make arrangements satisfactory to the Company for payment of such taxes or other amounts (such amounts, collectively, the “Tax Withholdings”).
(b)    Unless otherwise determined by the Committee, the Tax Withholdings shall be satisfied by the Company’s retention of a portion of the Common Stock issuable under this Agreement, by deducting from the Common Stock otherwise issuable to the Grantee upon exercise of the Option a number of whole shares of Common Stock having a fair market value, as determined by the Company as of the date on which the Tax Withholdings obligation arises, not in excess of the amount of such Tax Withholdings determined by the applicable minimum statutory withholding rates (unless higher withholding amounts would not result in adverse accounting implications for the Company and are authorized by the Committee, and the total amount withheld does not exceed the Grantee’s estimated tax obligations attributable to the exercise of the Option).
(c)    If (x) the Grantee is not an officer or director for purposes of Section 16 of the Exchange Act or (y) the Grantee is an officer or director for purposes of Section 16 of the Exchange Act and obtains the express approval of the Committee at the time of exercise of the Option, then, alternatively, unless otherwise determined by the Company, the Grantee may, in addition to the withholding method set forth in Section 10(b), satisfy such Tax Withholdings (i) by paying the Company cash via personal check, wire transfer, or other means of immediate electronic payment, (ii) by the Grantee’s surrender of Common Stock that he has owned, or (iii) in accordance with procedures established by the Company providing for delivery by the Grantee to the Company or a broker approved by the Company of properly executed instructions, in a form permitted and approved by the Company, providing for the assignment to the Company of the proceeds of a sale with respect to Common Stock that he already owned or some or all of the Common Stock acquired upon exercise of the Option provided for under this Agreement, in each case subject to compliance with applicable law and the Company’s insider trading policy and procedures, provided in each case that the Grantee provides the Company adequate notice of such election in accordance with the Company’s then-applicable policies and procedures.
(d)    Grantee has reviewed with Grantee’s own tax advisors the U.S. federal, state, local and non-U.S. tax consequences of this investment and the transactions contemplated by this Agreement. With respect to such matters, Grantee relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral. Grantee understands that Grantee (and not the Company) shall be responsible for Grantee’s own tax obligations and any other tax-related liabilities that may arise as a result of this investment or the transactions contemplated by this Agreement.
11.    Compliance with Law; Restrictions on Grant of the Option and Issuance of Shares. The grant of the Option and the issuance of shares of Common Stock upon exercise of the Option shall be subject to compliance with all applicable requirements of federal, state or other national law with respect to such securities. Notwithstanding any other provision of the Plan or this Agreement, the Option may not be exercised if the issuance of shares of Common Stock upon exercise would constitute a violation of any applicable federal, state or other national securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Common Stock may then be listed. In addition, the Option may not be exercised unless (i) a registration statement under the Securities Act shall at the time of exercise of the Option be in effect with respect to the shares issuable upon exercise of the Option or (ii) in the opinion of legal counsel to the Company, the shares issuable upon exercise of the Option may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. THE GRANTEE IS CAUTIONED THAT THE OPTION MAY NOT BE EXERCISED UNLESS THE FOREGOING CONDITIONS ARE SATISFIED. ACCORDINGLY, THE GRANTEE MAY NOT BE ABLE TO EXERCISE THE OPTION WHEN DESIRED EVEN THOUGH THE OPTION IS VESTED. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Option shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the exercise of the Option, the Company may require the Grantee to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.
12.    No Right to Future Awards; Right to Terminate Service. This Option award is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. No provision of this Agreement shall limit in any way whatsoever any right that the Company or a Subsidiary may otherwise have to terminate the Grantee’s Service at any time.
13.    Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan of the Company or a Subsidiary.

14.    Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable to this Agreement; provided, however, that no amendment shall materially impair the rights of the Grantee with respect to the Common Stock or other securities covered by this Agreement without the Grantee’s consent. Notwithstanding the foregoing, the limitation requiring the consent of the Grantee to certain amendments shall not apply to any amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code or Section 10D of the Exchange Act.
15.    Severability. In the event that one or more of the provisions of this Agreement is invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions of this Agreement, and the remaining provisions of this Agreement shall continue to be valid and fully enforceable.
16.    Clawback. The Board shall require, in all appropriate circumstances, forfeiture or repayment with respect to this Option, where: (a) the vesting of the Option, or any portion of the Option, was predicated upon achieving certain Revenue Milestones that subsequently were the subject of a financial restatement of the Company’s financial statements previously filed with the Securities and Exchange Commission (such restated financial results, the “Restated Financial Results”); and (b) a lesser portion of the Option would have vested based upon the restated financial results. In each such instance, (i) Grantee shall forfeit the vested portion of the Option that would not have vested based on the Restated Financial Results (the “Forfeited Portion”); provided that (ii) to the extent that Grantee has exercised any portion of the Option subject to the Forfeited Portion (the “Purchased Shares”), the Purchased Shares shall be forfeited to the Company; and provided further, that (iii) to the extent Grantee transferred or disposed of in any manner any Purchased Shares, Grantee shall either transfer to the Company an equivalent number of shares of Common Stock held by the Grantee or pay to the Company the gross amount of the proceeds resulting from the transfer or other disposition of such Purchased Shares, in a single cash lump sum, in each case no later than thirty (30) days following written notice by the Company. For purposes of the immediately preceding sentence, any forfeiture or repayment required under this Section 16 shall be net of any payments made to the Company to exercise this Option, shall be net of any federal or state income taxes paid by the Grantee on the Forfeited Portion, and shall be satisfied (A) first via forfeiture of any vested and outstanding portion of the Option in accordance with clause (i) of this Section, (B) next via the forfeiture, of any Purchased Shares Grantee holds, in accordance with clause (ii) of this Section, as applicable, and (C) lastly by requiring repayment pursuant to clause (iii) of this Section, as applicable. Notwithstanding any provisions to the contrary under this Agreement, the Option shall be subject to any clawback policy of the Company currently in effect or that may be established and/or amended from time to time that applies to this Option (the “Clawback Policy”), provided that the Clawback Policy does not discriminate solely against Grantee except as required by applicable laws, and provided further that if there is a conflict between the terms of this Option and the Clawback Policy, the more stringent terms, as determined by the Board in good faith, shall apply. The Board may require Grantee to forfeit, return or reimburse the Company all or a portion of the Option and any amounts paid thereunder pursuant to the terms of the Clawback Policy or as necessary or appropriate to comply with applicable laws.

17.    Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the Option and the Grantee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
18.    Governing Law. This Agreement is made under, and shall be construed in accordance with the internal substantive laws of the State of Delaware and venue shall be exclusively in the applicable courts in Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.
19.    Successors and Assigns. Without limiting Section 7 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.
20.    Acknowledgement and Agreement. By electronically accepting the Notice, the Grantee: (a) acknowledges receipt of and represents that the Grantee has read and is familiar with the Notice, this Agreement, the Plan and a prospectus for the Plan prepared in connection with the registration with the Securities and Exchange Commission of the shares issuable pursuant to the award, (b) accepts the award subject to all of the terms and conditions of the Notice, this Agreement and the Plan and (c) agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Notice, this Agreement or the Plan.
21.    Counterparts. The Notice with this Agreement may be executed in one or more counterparts, all of which together shall constitute but one Agreement.
22.    Relation to the Plan. In the event of any inconsistency between the provisions of this Agreement (including the Notice) and the Plan, this Agreement (and the Notice) shall govern.
23.    Definitions. Capitalized terms used herein without definition shall have the meanings assigned to them in the Notice; provided however, that if any capitalized term used herein is not defined in either the Notice or this Agreement, it shall have the meaning assigned to it in the Plan. For the avoidance of doubt, if a capitalized term is defined in both the Plan and either the Notice or this Agreement, the definition in the Notice or this Agreement shall control. As used in this Agreement:
(a)    “Acquisition” means any merger of a corporation or other entity with or into the Company, an acquisition by the Company of a corporation or other entity, or purchase by the Company of all or substantially all assets of a corporation or other entity.

(b)     “Change in Control” means the occurrence of any of the following events:
            (i)     The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either: (A) the then-outstanding Common Stock; or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (“Voting Shares”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (w) any acquisition directly from the Company; (x) any acquisition by the Company; (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries; or (z) any acquisition by any Person pursuant to a transaction which complies with subsection (ii);
            (ii)    Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Common Stock and Voting Shares immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of the Common Stock and Voting Shares of the Company, as the case may be; or
            (iii)    Approval by the Stockholders of a complete liquidation or dissolution of the Company.
            Notwithstanding the foregoing, with respect to any particular transaction, the Company and the Grantee may mutually agree prior to the consummation of such transaction that it does not constitute a Change in Control for purposes of this Agreement.
(c)     “Revenue of Target” means for each Acquisition completed during the term of the Option, the cumulative revenue (as determined under U.S. GAAP) of the Target (or, to the extent applicable, any predecessor to Target) for the four (4) consecutive fiscal quarters as of immediately prior to the closing date of such Acquisition. If such Target does not have four (4) fiscal quarters of operating history, the calculation will be annualized based on available quarterly financial data, as determined in good faith by the Committee.
(d)    “Revenue Threshold” means a dollar amount equal to $100 million.
(e)    “Securities Act” shall mean the Securities Act of 1933, as amended.

(f)    “Service” shall mean the Grantee’s employment or service with the Company or a Subsidiary, whether as an employee, a Director or a consultant or similar individual who provides services to the Company or any Subsidiary that are equivalent to those typically performed by an employee (provided that such person satisfies the Form S-8 definition of “employee”). Unless otherwise provided by the Committee, the Grantee’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Grantee renders Service or a change in the Company or Subsidiary for which the Grantee renders Service, provided that there is no interruption or termination of the Grantee’s Service. Furthermore, the Grantee’s Service shall not be deemed to have been interrupted or terminated if the Grantee takes any military leave, sick leave, or other bona fide leave of absence approved by the Company. However, unless otherwise provided by the Committee, if any such leave taken by the Grantee exceeds ninety (90) days, then on the ninety-first (91st) day following the commencement of such leave the Grantee’s Service shall be deemed to have terminated, unless the Grantee’s right to return to Service is guaranteed by statute or contract. Notwithstanding the foregoing, unless otherwise designated by the Company or required by law, an unpaid leave of absence shall not be treated as Service for purposes of determining vesting under this Agreement. The Grantee’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the business entity for which the Grantee performs Service ceasing to be a Subsidiary. Subject to the foregoing, the Company, in its discretion, shall determine whether the Grantee’s Service has terminated and the effective date of and reason for such termination.
(g)    “Stockholder” means an individual or entity that owns one or more voting securities of the Company.
(h)    “Target” means any corporation or other entity acquired by the Company or merged with or into the Company, or from which all or substantially all assets of such corporation or other entity are acquired by the Company, in an Acquisition.